                                                                    Exhibit 12.1

                       Ratio of Earnings to Fixed Charges
                             and Preferred Dividends

                                       Years ended December 31,
                               ---------------------------------------
                                 2001      2000      1999      1998(1)
                               -------   -------   --------   --------
FIXED CHARGES AND
  PREFERRED DIVIDENDS:
Total Fixed Charges                  -          -          -         -
Preferred Dividends            109,675     43,193         80         -
                               -------    -------   --------   -------
Total Fixed Charges and
  Preferred Dividends          109,675     43,193         80         -

EARNINGS:
Net Income                     181,404    182,337    165,646   190,366
                               -------    -------   --------   -------

RATIO OF EARNINGS TO FIXED
  CHARGES AND PREFERRED
  DIVIDENDS                       1.65       4.22   2,070.58       N/A

(1) The Trust did not declare preferred dividends for the period ended December 31, 1998.